EXHIBIT A

Fund	Classes of Shares
Easterly Global Real Estate Fund	Class A, Class C, Class I, Class R6
Easterly Hedged High Income Fund	Class A, Class C, Class I, Class R6
Easterly Hedged Equity Fund	Class A, Class C, Class I, Class R6
Easterly Multi Strategy Alternative Income Fund	Class A, Class C, Class I, Class R6
Easterly EHS Fund	Class I, Class R6
Easterly Total Hedge Portfolio	Class I, Class R6
Easterly Global Macro Fund	Class I, Class R6
Easterly Structured Credit Value Fund	Class A, Class C, Class I, Class R6
Easterly Snow Small Cap Value Fund	Class A, Class C, Class I, Class R6
Easterly Snow Long/Short Opportunity Fund	Class A, Class C, Class I, Class R6